Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-83963, No. 33-19013, No. 33-50606, No. 333-30331 and No. 333-87077 on Form S-8, Registration Statement No. 333-853 on Form S-3, Post Effective Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 2-80012 on Form S-3, Post Effective Amendment No. 1 to Registration Statement No. 2-77740 on Form S-3 and Registration Statements No. 333-12909 and No. 333-30355 on Form S-3 of our reports dated February 15, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-K of Schering-Plough Corporation for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE, LLP

Parsippany, New Jersey

March 26, 2002